CUTLER LAW GROUP LETTERHEAD


                                January 30, 2002


GTC Telecom Corp.
3151 Airway Ave., Suite P-3
Costa Mesa, CA 92626

Ladies and Gentlemen:

     You have requested our opinion as counsel for GTC Telecom Corp., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 5,000,000 shares of Company common stock issuable to employees and consultants of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about January 30, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/ Cutler Law Group
                                   Cutler Law Group